Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the following Registration Statements:

1.	Registration Statement (Form S-8 No. 333-226661) pertaining to the 2018 Long Term Incentive Compensation Plan,

2.	Registration Statement (Form S-8 No. 333-198135) pertaining to the 2008 Long Term Incentive Compensation Plan,

3.	Registration Statement (Form S-8 No. 333-176723) pertaining to the 2008 Long Term Incentive Compensation Plan, and

4.	Registration Statement (Form S-8 No. 333-157669) pertaining to the 2008 Long Term Incentive Compensation Plan;
of our report dated July 23, 2019, with respect to the consolidated financial statements of Greektown Holdings L.L.C. for the year ended December 31, 2018, included in Form 8-K/A dated July 23, 2019 of Penn National Gaming, Inc.

/s/ Ernst & Young LLP

Detroit, Michigan
July 23, 2019